Exhibit (k)(10)

AMENDMENT NO. 2 TO CREDIT AGREEMENT

AMENDMENT NO. 2 (this “Amendment”), dated as of June 12, 2019, to the Credit Agreement, dated as of June 14, 2017, by and among Credit Suisse Asset Management Income Fund, Inc., a Maryland corporation (the “Borrower”), the Banks party thereto, and State Street Bank and Trust Company, as agent for the Banks (in such capacity, the “Agent”), as amended by Amendment No. 1 to Credit Agreement, dated as of June 13, 2018 (as the same may be further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

RECITALS

I. Each term that is defined in the Credit Agreement and not herein defined has the meaning ascribed thereto by the Credit Agreement when used herein.

II. The Borrower desires to amend the Credit Agreement upon the terms and conditions set forth herein, and all of the Banks and the Agent are willing to do so on the terms and conditions set forth herein.

Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Section 1.01 of the Credit Agreement is hereby amended by inserting the following new defined terms, each in its appropriate alphabetical order:

“Amendment No. 2 Effective Date” means the “Amendment Effective Date” as such term is defined in Amendment No. 2 to Credit Agreement, dated as of June 12, 2019.

“Applicable Margin” means 0.85%.

“Screen Rate” means the rate appearing on the Reuters “LIBOR01” screen displaying interest rates for Dollar deposits in the London interbank market (or on any successor or substitute page on such screen), provided that in the event such rate does not appear on such screen (or on any successor or substitute page on such screen or otherwise on such screen), the Screen Rate shall be determined by reference to such other comparable publicly available service for displaying interest rates applicable to Dollar deposits in the London interbank market as may be selected by the Agent.

2. Each of the defined terms “Applicable Fee Rate”, “LIBOR Offered Rate”, and “One-month LIBOR Rate” contained in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Applicable Fee Rate” means (a) prior to the Amendment No. 2 Effective Date, the applicable rate therefor set forth from time to time in this Agreement at which the commitment fee accrues, and (b) from and after the Amendment No. 2 Effective Date, a rate per annum equal to (i) as of any date upon which the aggregate outstanding principal balance of all Loans equals or exceeds 75% of the Aggregate Commitment Amount, 0.15% and (ii) as of any other date, 0.25%.

“LIBOR Offered Rate” means, with respect to any LIBOR Loan for any Interest Period, the higher of (a) 0.0%, and (b) the Screen Rate at approximately 11:00 a.m., London time, two LIBOR Business Days prior to the commencement of such Interest Period, for deposits with a maturity comparable to such Interest Period.

“One-month LIBOR Rate” means, as of any day, the higher of (a) 0.0%, and (b)(i) the Screen Rate at approximately 11:00 a.m., London time, for deposits with a maturity of one month, multiplied by (ii) 1.00 minus the LIBOR Reserve Percentage; provided that in the event such day is not a LIBOR Business Day, then One-month LIBOR Rate shall be such rate as in effect on the immediately preceding LIBOR Business Day.

3. The defined term “Base Rate” contained in Section 1.01 of the Credit Agreement is hereby amended by replacing the percentage “0.85%” with the defined term “Applicable Margin” in both instances where such percentage appears.

4. The defined term “Termination Date” contained in Section 1.01 of the Credit Agreement is hereby amended by replacing the date “June 12, 2019” contained therein with the date “June 10, 2020”.

5. Section 8.02 of the Credit Agreement is hereby amended and restated in its entirety as follows:

SECTION 8.02. Basis for Determining Interest Rate Inadequate or Unfair; Inability to Determine Interest Rate.

(a) In the event that, on or prior to the first day of any Interest Period for any borrowing of LIBOR Loans, the Agent shall have determined in good faith (which determination shall be conclusive and binding upon the Borrower and the Banks absent manifest error) or shall have been notified by the Required Banks that: (i) adequate and reasonable means do not exist for ascertaining the LIBOR Offered Rate or (ii) the Adjusted LIBOR Offered Rate as determined by the Agent will not adequately and fairly reflect the cost to Banks of funding their LIBOR Loans for such Interest Period, the Agent shall promptly notify the Borrower and the Banks (by telephone or otherwise, to be promptly confirmed in writing) of such determination. Upon the Borrower’s receipt of such notice and until the Agent notifies the Borrower and the Banks that the circumstances described in this Section 8.02(a) no longer exist, (i) the Borrower may revoke any Notice of Borrowing for a LIBOR Loan or any Notice of Conversion of an existing Base Rate Loan to a LIBOR Loan or any continuation of an existing LIBOR Loan, and failing that, Borrower will be deemed to have converted any such Notice of Borrowing to a Notice of Borrowing for a Base Rate Loan or, in the case of an existing LIBOR Loan, a Notice of Conversion to a Base Rate Loan or, in the case of an existing Base Rate Loan, as a continuation of such Base Rate Loan, and (ii) the obligations of the Banks to make LIBOR Loans shall be suspended until the Agent or Required Banks determine that the circumstances giving rise to such suspension no longer exist, whereupon the Agent or, as the case may be, the Agent at the instruction of Required Banks, shall so notify the Borrower and the Banks.

(b) If at any time the Agent shall have determined in good faith (which determination shall be conclusive and binding upon the Borrower and the Banks absent manifest error) that (i) the circumstances under Section 8.02(a) have arisen and such circumstances are unlikely to be temporary, (ii) the circumstances set forth in clause (i) of this Section 8.02(b) have not arisen but the supervisor for the administrator of the Screen Rate or an Authority having jurisdiction over the Agent has made a public statement identifying a specific date after which the Screen Rate shall no longer be used for determining interest rates for loans, or (iii) the LIBOR Offered Rate for any Interest Period is no longer a widely recognized benchmark rate for newly originated Dollar loans in the United States loan market, then the Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBOR Offered Rate for such Interest Period that gives due consideration to the then prevailing market convention for determining rates of interest for Dollar loans in the United States at such time, and shall enter into a mutually acceptable amendment to this Agreement to reflect such alternate rates of interest and such other related changes to this Agreement as may be applicable (but, for the avoidance of doubt, such related changes shall not include a reduction of the LIBOR Margin); provided that, if any such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 9.05, such amendment shall become effective without any further action or consent of any other party to this Agreement (other than the Borrower, whose prior written consent for such amendment shall be required) so long as the Agent shall not have received, within five (5) Domestic Business Days of the date any notice of such alternate rates of interest is provided to the Banks, a written notice from Required Banks stating that such Banks object to such amendment (it being understood that, if Required Banks object to any such amendment, the Agent and the Borrower shall be permitted to continue to establish alternate rates of interest and provide one or more additional notices hereunder until an amendment pursuant to this Section 8.02(b) has become effective), and until such amendment has become effective, the Borrower may revoke any Notice of Borrowing for a LIBOR Loan or any Notice of Conversion of an existing Base Rate Loan to a LIBOR Loan or any continuation of an existing LIBOR Loan, and failing that, Borrower will be deemed to have converted any such Notice of Borrowing to a Notice of Borrowing for a Base Rate Loan or, in the case of an existing LIBOR Loan, a Notice of Conversion to a Base Rate Loan or, in the case of an existing Base Rate Loan, as a continuation of such Base Rate Loan.

(c) In the event that the Agent shall have determined in good faith (which determination shall be conclusive and binding upon the Borrower and the Banks absent manifest error) that adequate and reasonable means do not exist for ascertaining the One-month LIBOR Rate, the Agent shall promptly notify the Borrower and the Banks (by telephone or otherwise, to be promptly confirmed in writing) of such determination. If the Agent shall give such notice, the Base Rate shall be determined without giving effect to clause (c) thereof until such time, if any, as such notice shall have been withdrawn by the Agent (by notice to the Borrower and the Banks) promptly upon the Agent having determined that adequate and reasonable means do exist for determining the One-month LIBOR Rate.

(d) If at any time the Agent shall have determined in good faith (which determination shall be conclusive and binding upon the Borrower and the Banks absent manifest error) that (i) the circumstances under Section 8.02(c) have arisen and such circumstances are unlikely to be temporary, (ii) the circumstances set forth in clause (i) of this Section 8.02(d) have not arisen but the supervisor for the administrator of the applicable Screen Rate or an Authority having jurisdiction over the Agent has made a public statement identifying a specific date after which the Screen Rate shall no longer be used for determining interest rates for loans, or (iii) the One-month LIBOR Rate is no longer a widely recognized benchmark rate for newly originated Dollar loans in the United States loan market, then the Agent and the Borrower shall endeavor to establish an alternate rate of interest to the One-month LIBOR Rate that gives due consideration to the then prevailing market convention for determining rates of interest for Dollar loans in the United States at such time, and shall enter into a mutually acceptable amendment to this Agreement to reflect such alternate rates of interest and such other related changes to this Agreement as may be applicable (but, for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin); provided that, if any such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 9.05, such amendment shall become effective without any further action or consent of any other party to this Agreement (other than the Borrower, whose prior written consent for such amendment shall be required) so long as the Agent shall not have received, within five (5) Domestic Business Days of the date any notice of such alternate rates of interest is provided to the Banks, a written notice from Required Banks stating that such Banks object to such amendment (it being understood that, if Required Banks object to any such amendment, the Agent and the Borrower shall be permitted to continue to establish alternate rates of interest and provide one or more additional notices hereunder until an amendment pursuant to this Section 8.02(d) has become effective) and until such amendment has become effective the Base Rate shall be determined without giving effect to clause (c) thereof.

6. Section 9.17 of the Credit Agreement is hereby amended and restated in its entirety as follows:

SECTION 9.17 Certain ERISA Matters. (a) Each Bank (x) represents and warrants, as of the date such Person became a Bank party hereto, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of the Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i) such Bank is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans or the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments, and this Agreement,

(iii) (A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Loans, the Commitments, and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Bank.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Bank or (2) a Bank has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower, that neither the Agent nor any of its Affiliates is a fiduciary with respect to the assets of such Bank involved in such Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c) For purposes of this Section 9.17, the following defined terms when used herein have the following meanings:

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

7. Schedule 1 of the Credit Agreement is hereby amended and restated in its entirety in the form of Schedule 1 hereto.

8. Paragraphs 1 through 7 of this Amendment shall not be effective until each of the following conditions are satisfied (the date, if any, on which such conditions shall have first been satisfied being referred to herein as the “Amendment Effective Date”):

(a) the Agent shall have received from the Borrower and each Bank either (i) a counterpart of this Amendment executed on behalf of such party, or (ii) written evidence satisfactory to the Agent (which may include facsimile transmission of a signed signature page of this Amendment) that each such party has executed a counterpart of this Amendment;

(b) the Agent shall have received from the Borrower a manually signed certificate from the Secretary of the Borrower, in all respects satisfactory to the Agent, (i) certifying as to (x) the incumbency of authorized persons of the Borrower executing this Amendment and (y) persons authorized to act on behalf of the Borrower in connection with the Credit Agreement, including, without limitation, with respect to any Notice of Borrowing, (ii) attaching true, complete and correct copies of the resolutions duly adopted by the board of directors of the Borrower approving this Amendment and the transactions contemplated hereby, all of which are in full force and effect on the date hereof, and (iii) certifying that the Borrower’s Charter Documents, Offering Document, investment management agreement between the Borrower and the Investment Adviser and Custody Agreement have not been amended, supplemented or otherwise modified since June 13, 2018 or, if so, attaching true, complete and correct copies of each such amendment, supplement or modification;

(c) the Agent shall have received such documents and information as the Agent, at the request of any Bank, shall have requested in order to comply with “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies; and

(d) the Borrower shall have paid all out-of-pocket fees and expenses incurred by the Agent (including, without limitation, reasonable legal fees and disbursements of counsel to the Agent) in connection herewith.

9. The Borrower (a) reaffirms and admits the validity and enforceability of each Loan Document and all of its obligations thereunder, (b) agrees and admits that it has no defense to or offset against any such obligation, and (c) represents and warrants that, as of the date of execution and delivery hereof by the Borrower (i) no Default has occurred and is continuing, and (ii) the representations and warranties of the Borrower contained in the Credit Agreement and the other Loan Documents are true on and as of the date hereof with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

10. In all other respects, the Loan Documents shall remain in full force and effect, and no amendment in respect of any term or condition of any Loan Document shall be deemed to be an amendment in respect of any other term or condition contained in any Loan Document.

11. This Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged.

12. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[the remainder of this page has been intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to the Credit Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CREDIT SUISSE ASSET MANAGEMENT INCOME FUND, INC.

By:	/s/Omar Tariq
Name: Omar Tariq
Title: Chief Financial Officer and Treasurer

Credit Suisse Asset Management Income Fund, Inc. - Amendment No. 2 to Credit Agreement

STATE STREET BANK AND TRUST COMPANY, as a Bank and as the Agent

By:	/s/Paul Koobatian
Name:	Paul Koobatian
Title:	Vice President

Credit Suisse Asset Management Income Fund, Inc. - Amendment No. 2 to Credit Agreement

SCHEDULE 1

Addresses for Notices, Applicable Lending Offices, Commitment Amounts and Commitment Percentages

BORROWER:

CREDIT SUISSE ASSET MANAGEMENT INCOME FUND, INC.

Address for Notices:

Credit Suisse Asset Management Income Fund, Inc.

One Madison Avenue

New York, NY 10010

Attn: Chief Financial Officer

Tel: 212-325-2000

with a copy to:

Credit Suisse Asset Management Income Fund, Inc.

One Madison Avenue

New York, NY 10010

Attn: Secretary

Tel: 212-325-2000

with a copy to:

Willkie Farr & Gallagher

787 Seventh Avenue

New York, NY 10019

Attn: William Dye

Tel: 212-728-8219

Fax: 212-728-9219

E-mail: Wdye@willkie.com

Credit Suisse Asset Management Income Fund, Inc. - Amendment No. 2 to Credit Agreement

BANKS:	COMMITMENT AMOUNT	COMMITMENT PERCENTAGE
STATE STREET BANK AND TRUST COMPANY	$90,000,000	100%

Domestic Lending Office, LIBOR Lending

Office and Office for Notices to the Agent

for Borrowings and Payments:

State Street Bank and Trust Company

State Street Financial Center

Loan Servicing Unit – SFC203

One Lincoln Street

Boston, MA 02111

Attn: Christopher Hickey

Tel: (617) 662-8577

Fax: (617) 988-6677

Email: ais-loanops-csu@statestreet.com

Alternate Contact:

Attn: Peter Connolly

Tel: (617) 662-8588

Fax: (617) 988-6677

Email: ais-loanops-csu@statestreet.com

Office for all Other Notices:

State Street Bank and Trust Company

State Street Financial Center

Fund Finance – SFC0310

One Lincoln Street

Boston, MA 02211

Attn: Paul J. Koobatian, Vice President

Tel: (617) 662-8622

Email: pjkoobatian@statestreet.com